UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/21/2008

RASER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32661

DELAWARE	87-0638510
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5152 North Edgewood Drive, Suite 375
Provo, Utah 84604
(Address of principal executive offices, including zip code)

(801) 765-1200
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

As reported in Raser Technologies, Inc.'s (the "Company") Current Report on Form 8-K filed on January 23, 2008, on January 16, 2008, the Company and the Company's subsidiary, Truckee Geothermal No. 1 SV-01, LLC, entered into a commitment letter (the "Initial Commitment Letter") with Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"). The Initial Commitment Letter sets forth general terms relating to the structuring and financing of up to 155 Megawatts ("MW") of geothermal power plants the Company intends to develop, and gives Merrill Lynch the right to arrange or provide the financing for such plants.

On May 16, 2008, pursuant to the Initial Commitment Letter, the Company and its subsidiary, Thermo No. 1 BE-01, LLC, entered into a financing commitment letter (the "Financing Commitment") with Merrill Lynch relating to the project financing and tax equity funding for what is expected to be a 10 MW geothermal power plant near Beaver, Utah (the "Project"). The Financing Commitment provides for debt financing and tax equity capital for the Project. The tax equity capital will be provided by Merrill Lynch or, at the option of Merrill Lynch, by a third party that can utilize the tax benefits provided by the Project.

The Financing Commitment provides for up to approximately $45 million of construction and term debt financing and up to approximately $26 million of tax equity capital. Under the Financing Commitment, approximately $17 million of the tax equity financing will be used to pay down the construction debt at the time the plant is placed in service. The term debt will fully amortize over 17 years of operations. Generally, the finance structure is designed to distribute a significant portion of the first ten years of cash flows to the Company in the form of development fees during the first two to three years of operations based upon both the successful completion of the Project and attainment of on-going operational targets. Once the debt for the Project has been retired and most of the tax benefits have been utilized, 95% of all of the remaining cash flows of the Project are expected to flow to the Company. It is the intention of the parties that the power generation facilities will qualify to receive tax credits and other benefits under the provisions of the Internal Revenue Code.

The Financing Commitment is subject to market conditions, due diligence, receipt of all necessary internal approvals by both Raser and Merrill Lynch, Merrill Lynch's satisfaction with the structure of the tax equity financing, the negotiation and execution of definitive documentation and the satisfaction of certain other conditions.

The Project is designed to use PureCycle geothermal technology from UTC Power, a United Technologies Corp. company. The Project is expected to produce approximately 10 MW of electrical power with zero emissions and is expected to be generating power before the end of 2008, subject to timely funding under the terms of the Financing Commitment and successful implementation of the projected construction schedule. The expected useful life of the Project is estimated to be approximately 35 years. The Project will be held in a special purpose entity (Thermo No. 1 BE-01, LLC). The entity will be responsible for the debt service, all maintenance and operations expenses and various fees and distributions to the Company. The Company will act as engineering, procurement and construction contractor and operator of the Project.

The foregoing description of the Financing Commitment and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Financing Commitment, a copy of which is filed as an exhibit hereto and is hereby incorporated by reference. Further, the terms and conditions relating to the transactions for developing the Project are not final and will not be final until all definitive documentation for such transactions has been negotiated and executed. Therefore, the specific terms and conditions are subject to change based on the outcome of these negotiations.

Item 9.01.    Financial Statements and Exhibits

Exhibit No.        Description
10.1 [a]        Commitment Letter, dated May 16, 2008, among Merrill Lynch, Pierce, Fenner & Smith Incorporated, Raser Technologies, Inc., and Thermo No. 1 BE-01, LLC

[a]        Confidential treatment has been requested for portions of this exhibit.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RASER TECHNOLOGIES, INC.

Date: May 21, 2008	By:	/s/ Brent M. Cook
Brent M. Cook
Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-10.1